Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES
March 1, 2016 Phillips 66 Partners LP 3010 Briarpark Drive Houston, Texas 77042	Abu Dhabi Barcelona Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Phillips 66 Partners LP Registration Statement on Form S-3—$250,000,000 Maximum Aggregate Offering Price

Ladies and Gentlemen:

We have acted as special counsel to Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). You have provided us with a draft of the Registration Statement in the form in which it will be filed, which includes a base prospectus (the “Base Prospectus”). The Base Prospectus provides that it will be supplemented in the future by one or more supplements to the Base Prospectus (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”). The Prospectus will provide for the sale by the Partnership of up to $250,000,000 in aggregate offering price of common units representing limited partner interests in the Partnership (the “Common Units”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issuance of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

March 1, 2016

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when an issuance of Common Units has been duly authorized by all necessary limited partnership action of the Partnership, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the applicable Prospectus and by such limited partnership action, such Common Units will be validly issued and, under the Delaware LP Act, purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP